Exhibit 99.1

AutoZone EPS Up 29%; Sales +6%, Same Store Sales +2%

MEMPHIS, Tenn., May 26 /PRNewswire-FirstCall/ — AutoZone, Inc. (NYSE: AZO) today reported sales of $1.360 billion for its third fiscal quarter (12 weeks) ended May 8, 2004, an increase of 5.6% from fiscal 2003. Same store sales, or sales for domestic stores open at least one year, increased 2% for the quarter. Retail same store sales were up 1% while commercial same store sales were up 10%. Gross profit, as a percentage of sales, for the quarter improved by 3.2 percentage points while operating expenses, as a percentage of sales, increased by 2.0 percentage points. This resulted in an operating margin of 18.5%, up 1.3 percentage points from last year. Operating profit increased 13.3% over the prior year.

Net income for the quarter increased by 13.8% over the same period last year to $143.4 million, and diluted earnings per share, reflecting net income and the benefit of the company share repurchase program, increased 29.4% to $1.68 per share from $1.30 per share reported in the year-ago quarter.

Return on invested capital for the trailing four quarters increased to 25.1% from 22.3% the previous year.

For the fiscal year-to-date period (36 weeks), sales were $3.801 billion, an increase of 4.8% from the prior year, with a same store sales increase of 2% on flat growth in retail same store sales and 12% growth in commercial same store sales. Year-to-date net income increased 15.0% to $356.8 million, while diluted earnings per share for the period increased 30.2% to $4.06 from $3.12.

Under its ongoing share repurchase program, AutoZone repurchased 1.6 million shares of its common stock for $133 million during the third quarter. Since 1998, cumulative share repurchases have totaled $3.4 billion, or 78.3 million shares at an average price of $42.89 per share.

For the quarter, gross profit, as a percentage of sales, was 49.7% while operating expenses, as a percentage of sales, were 31.2%. During the quarter, gross profit was affected by the accounting required by the Emerging Issues Task Force Issue 02-16, “Accounting by a Customer (including a Reseller) for Cash Consideration Received from a Vendor” (EITF Issue 02-16). AutoZone adopted the new accounting effective January 1, 2003. Both this year’s and last year’s quarters were affected by this change in classification. For the twelve weeks ended May 8, 2004 and May 10, 2003, this resulted in a change in classification of vendor funding from operating expenses to cost of goods sold of $34.4 million and $15.6 million, respectively. Additionally, during this year’s quarter the Company experienced a gain from warranty negotiations of $10.6 million or $0.08 per share while last year’s quarter experienced a one- time $4.7 million or $0.03 per share gain from the sale of the TruckPro business unit. Excluding the impact of these events, gross margin for the quarter would have been 46.4% (versus 45.5% last year) and operating selling, general and administrative expenses as a percent of sales would have been 28.7% (versus 28.4% last year). This increase in operating selling, general and administrative expenses as a percent of sales primarily reflects costs associated with the Company’s initiative to refresh 81 additional stores during the quarter and to open 151 incremental commercial programs.

The Company reduced its gross inventory levels (the reported balance sheet inventory, which is total inventory less Pay On Scan inventory) per store as of May 8, 2004, to $447 thousand from $469 thousand last year. Net inventory, defined as gross inventory less accounts payable, declined on a per store level to $82 thousand from $128 thousand last year. For the quarter, the Company reflected $61.3 million in Pay On Scan inventory.

AutoZone is the nation’s leading retailer of automotive parts and accessories with 3,337 domestic stores and 60 in Mexico. During the quarter ended May 8, 2004, AutoZone opened 38 new stores, acquired 12 stores formerly operated as ABC Auto Parts, a regional auto parts chain, and replaced 1 store in the U.S. and opened 5 new stores in Mexico. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items and accessories. Many domestic stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through http://www.autozone.com . AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a one-hour conference call this morning, Wednesday, May 26, 2004, beginning at 9:00 a.m. (CDT) to discuss the third quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, http://www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls.” The call will also be available by dialing (210) 234-0004. A replay of the call and slides will be available on AutoZone’s website. In addition, a replay of the call will be available by dialing (402) 220-4124 through Wednesday, June 2, 2004, at 10:59 p.m. (CDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). This information should not be considered a substitute for any measures derived in accordance with GAAP. The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results. The financial impact of the adoption of EITF Issue 02-16 was identified as an “adjustment” for comparative purposes. The Company’s management uses comparative information regarding the adoption of EITF Issue 02-16 to analyze and compare the Company’s underlying operating results. Management also manages the Company’s debt levels to a ratio of adjusted debt to EBITDAR, as shown on the attached tables. This is important information for the Company’s management of its debt levels. We have included a reconciliation of this information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, without limitation, competition, product demand, the economy, inflation, gasoline prices, consumer debt levels, war and the prospect of war, including terrorist activity, and the availability of commercial transportation. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 30, 2003, for more information related to those risks. AutoZone undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

AutoZone’s 3rd Quarter Highlights - Fiscal 2004

Condensed Consolidated Statements of Operations 3rd Quarter, F2004 Only
(in thousands, except per share data)

	GAAP Results		Adjustments		*Adjusted
	12 Weeks Ended May 8, 2004	12 Weeks Ended May 10, 2003	12 Weeks Ended May 8, 2004	12 Weeks Ended May 10, 2003	12 Weeks Ended May 8, 2004	12 Weeks Ended May 10, 2003
Net sales	$1,360,022	$1,288,445	$ —	$ —	$1,360,022	$1,288,445
Cost of Sales	683,835	689,622	44,977	13,016	728,812	702,638

Gross profit	676,187	598,823	(44,977)	(13,016)	631,210	585,807
Operating SG&A expenses	424,866	376,940	(34,352)	(10,900)	390,514	366,040

Operating profit (EBIT)	251,321	221,883	(10,625)	(2,116)	240,696	219,767
Interest expense, net	21,910	19,353	—	—	21,910	19,353

Income before taxes	229,411	202,530	(10,625)	(2,116)	218,786	200,414
Taxes	86,000	76,553	(3,983)	(800)	82,017	75,753

Net income	$ 143,411	$ 125,977	$(6,642)	$(1,316)	$ 136,769	$ 124,661

Net income per share:
Basic	$ 1.71	$ 1.33	$ (0.08)	$ (0.01)	$ 1.63	$ 1.32
Diluted	$ 1.68	$ 1.30	$ (0.08)	$ (0.01)	$ 1.61	$ 1.29
Weighted Average Shares outstanding:
Basic	83,897	94,666			83,897	94,666
Diluted	85,202	96,811			85,202	96,811

*	Adjusted Statement of Operations for F2003 and F2004 excludes EITF Issue 02-16 impact. F2003 also excludes the income deferral of $2.6MM to the Balance Sheet due to EITF Issue 02-16
Additionally, Fiscal 2004 excludes $10.6MM gain from warranty and F2003 excludes one time $4.7MM gain from sale of TruckPro

Year-to-date 3rd Quarter, F2004
	GAAP Results		Adjustments		*Adjusted
	36 Weeks Ended May 8, 2004	36 Weeks Ended May 10, 2003	36 Weeks Ended May 8, 2004	36 Weeks Ended May 10, 2003	36 Weeks Ended May 8, 2004	36 Weeks Ended May 10, 2003
Net sales	$3,801,298	$3,627,776	$ —	$ —	$3,801,298	$3,627,776
Cost of Sales	1,947,710	1,983,564	112,205	13,016	2,059,915	1,996,580

Gross profit	1,853,588	1,644,212	(112,205)	(13,016)	1,741,383	1,631,196
Operating SG&A expenses	1,218,637	1,086,505	(85,580)	(10,900)	1,133,057	1,075,605

Operating profit (EBIT)	634,951	557,707	(26,625)	(2,116)	608,326	555,591
Interest expense, net	64,092	58,091	—	—	64,092	58,091

Income before taxes	570,859	499,616	(26,625)	(2,116)	544,234	497,500
Taxes	214,050	189,453	(9,983)	(800)	204,067	188,653

Net income	$ 356,809	$ 310,163	$(16,642)	$(1,316)	$ 340,167	$ 308,847

Net income per share:
Basic	$ 4.13	$ 3.19	$ (0.19)	$ (0.01)	$ 3.94	$ 3.17
Diluted	$ 4.06	$ 3.12	$ (0.19)	$ (0.01)	$ 3.87	$ 3.10
Weighted Average Shares
outstanding:
Basic	86,432	97,307			86,432	97,307
Diluted	87,890	99,470			87,890	99,470

*	Adjusted Statement of Operations for F2003 and F2004 excludes EITF Issue 02-16 impact. F2003 also excludes the income deferral of $2.6MM to the Balance Sheet due to EITF Issue 02-16
Additionally, Fiscal 2004 excludes $26.6MM gain from warranty and F2003 excludes one time gain from sale of TruckPro

Selected Balance Sheet Information
(in thousands)
	May 8, 2004	May 10, 2003	August 30, 2003
Merchandise inventories	$ 1,517,071	$1,497,643	$ 1,511,316
Current assets	1,643,453	1,605,303	1,584,994
Property and equipment, net	1,752,474	1,671,917	1,715,753
Total assets	3,788,556	3,647,848	3,680,466
Accounts payable	1,240,154	1,090,158	1,321,905
Current liabilities	1,652,747	1,570,879	1,675,566
Debt	1,798,917	1,419,967	1,546,845
Stockholders’ equity	260,141	601,618	373,758
Working capital	(9,294)	34,424	(90,572)

Adjusted Debt/EBITDAR (Trailing 4 Qtrs)	May 8, 2004	May 10, 2003
Net income	$ 564,250	$ 488,149
Add: Interest	90,790	82,827
Taxes	340,000	298,653

EBIT	995,040	869,629

Add: Depreciation/Amortization	107,063	111,284
Rent Expense	115,958	107,477

EBITDAR	1,218,061	1,088,390

Debt	1,798,917	1,419,967
Add: Rent x 6	695,747	644,862

Adjusted Debt	2,494,664	2,064,829

Adjusted Debt to EBITDAR	2.0	1.9

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended May 8, 2004	12 Weeks Ended May 10, 2003	36 Weeks Ended May 8, 2004	36 Weeks Ended May 10, 2003	Trailing 4 Quarters May 8, 2004	Trailing 4 Quarters May 10, 2003
Depreciation	$ 24,499	$ 24,690	$ 72,841	$ 75,526	$ 107,063	$ 111,284
Capital spending	$ 42,700	$ 36,968	$ 112,178	$ 98,800	$ 195,620	$ 134,194

Cash flow before share repurchase:
Net increase (decrease) in cash and
cash equivalents	$ 47	$ 79	$ 16	$ 140	$ 120	$ (604)
Subtract increase (decrease) in debt	11,972	80,425	252,072	225,450	356,422	168,833
Subtract share repurchases	(132,640)	(285,063)	(530,303)	(444,558)	(976,840)	(731,099)

Cash flow before share repurchases	$ 120,715	$ 204,717	$ 278,247	$ 219,248	$ 620,538	$ 561,662

Other Selected Financial Information
(in thousands)
	May 8, 2004	May 10, 2003
Cumulative share repurchases ($):
On balance sheet	$3,357,114	$2,380,274
Forward contracts	—	295,390

Total	$3,357,114	$2,675,664
Cumulative share repurchases (shares):
On balance sheet	78,269	66,233
Forward contracts	—	4,008
Total	78,269	70,241
Shares outstanding, end of quarter	83,381	93,961

	May 8, 2004	May 10, 2003
Return on Equity (ROE)	131.0%	70.9%

	Trailing 4 Quarters May 8, 2004	Trailing 4 Quarters May 10, 2003
Return on Invested Capital (ROIC)	25.1%	22.3%

AutoZone’s 3rd Quarter Fiscal 2004 Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended May 8, 2004	12 Weeks Ended May 10, 2003	36 Weeks Ended May 8, 2004	36 Weeks Ended May 10, 2003
Domestic stores:
Store count:
Stores opened	38	31	118	92
Stores closed	0	1	0	8
Replacement
stores	1	—	2	4
Total domestic
stores	3,337	3,152	3,337	3,152
Stores with
commercial sales	2,199	1,942	2,199	1,942
Square footage
(in thousands):	21,171	20,148	21,171	20,148
Square footage
per store	6,344	6,392	6,344	6,392
Stores in Mexico:
Stores opened	5	2	11	4
Total stores in
Mexico	60	43	60	43
Total Stores
Chainwide:	3,397	3,195	3,397	3,195

Sales & Inventory Statistics (Domestic Stores Only):

	12 Weeks Ended May 8, 2004	12 Weeks Ended May 10, 2003	Trailing 4 Quarters May 8, 2004	Trailing 4 Quarters May 10, 2003
Total Retail Sales
($ in thousands)	$1,140,763	$1,093,188	$4,738,613	$4,596,160*
% Increase vs. LY
Retail Sales	4%	2%	3%	4%
Total Commercial
Sales ($ in
thousands)	$ 179,712	$ 161,235	$ 729,608	$623,964*
% Increase vs. LY
Commercial Sales	11%	31%	17%	27%
Sales per average
store ($ in
thousands)	$ 398	$ 400	$ 1,685	$1,683*
Sales per average
square foot	63	63	265	263 *

Same store sales - rolling 13 periods	12 Weeks Ended May 8, 2004	12 Weeks Ended May 10, 2003	36 Weeks Ended May 8, 2004	36 Weeks Ended May 10, 2003
Total	2%	3%	2%	3%*
Retail	1%	0%	0%	0%*
Commercial	10%	30%	12%	29%*

*	For comparison purposes, excludes 53rd week in fiscal 2002.
Inventory turns:	Trailing 4 Quarters May 8, 2004	Trailing 4 Quarters May 10, 2003
Based on average inventories	1.9x	2.1x
Based on ending inventories	1.9x	2.0x
Inventory turns, net of payables:
Based on average inventories	11.7x	8.6x
Based on ending inventories	11.6x	7.6x

Inventory Statistics (Total Stores):
	as of May 8, 2004	as of May 10, 2003
Accounts payable/inventory (total company)	82%	73%

($ in thousands)
Total Inventory*	$1,578,391	$1,497,643
Total Inventory*/Store	$ 465	$ 469

Gross Inventory**	$1,517,071	$1,497,643
Gross Inventory**/Store	$ 447	$ 469

Net Inventory (net of payables)	$ 276,917	$ 407,485
Net Inventory/Store	$ 82	$ 128

*	Total inventory is defined as GAAP inventory plus Pay On Scan inventory added back.
**	Gross inventory is defined as Total inventory excluding Pay On Scan inventory. This is GAAP.

SOURCE AutoZone, Inc.
-0- 05/26/2004
/CONTACT: Financial, Brian Campbell, +1-901-495-7005, or brian.campbell@autozone.com , or Media, Ray Pohlman, +1-901-495-7962, or ray.pohlman@autozone.com , both of AutoZone, Inc./
/Web site: http://www.autozone.com http://www.autozoneinc.com / (AZO)

CO: AutoZone, Inc. ST: Tennessee IN: AUT REA SU: CCA ERN MAV